Exhibit 10.7

Changes to NEO Target Annual Cash Bonus Percentages

Effective July 1, 2016

In April 2016, after the annual process of reviewing market data on compensation at peer companies, the Compensation Committee of Endurance International Group Holdings, Inc. (the “Company”) approved the following changes to the target annual cash bonus percentages of three of the Company’s named executive officers effective July 1, 2016, as follows:

•	Ronald LaSalvia, President and Chief Operating Officer: target annual cash bonus percentage increased from 60% of base salary to 75% of base salary

•	Kathy Andreasen, Chief Administrative Officer: target annual cash bonus percentage increased from 50% of base salary to 60% of base salary

•	David Bryson, Chief Legal Officer: target annual cash bonus percentage increased from 50% of base salary to 60% of base salary